As filed with the Securities and Exchange Commission on January 13, 2000
                                                  Registration No. 333-94201



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                      ------------------------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                              INFOCAST CORPORATION
             (Exact name of Registrant as specified in its charter)



             Nevada                               7371                84-1460887
(State or other jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification Number)

                            One Richmond Street West
                                    Suite 902
                            Toronto, Ontario M5H 3W4
                                 (416) 867-1681
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                      ------------------------------------

                                   James Leech
                             Chief Executive Officer
                              InfoCast Corporation
                            One Richmond Street West
                                    Suite 902
                            Toronto, Ontario M5H 3W4
                                 (416) 867-1681
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                      ------------------------------------


                                   Copies to:


                            Jeffrey S. Spindler, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                      ------------------------------------

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                          ---------------------------




         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                EXPLANATORY NOTE


                  This Amendment No. 1 to the Registration Statement on Form S-1 of InfoCast Corporation (the "Company") is being filed with the Securities and Exchange Commission (the "Commission") solely to refile Exhibit 10.36, the Employment Agreement by and between the Company and Carl Stevens, in order to correct the date of such exhibit from September 1999 to November 29, 1999 and in order to correct the effective date of such exhibit from September 1999 to December 1, 1999. The Prospectus which forms a part of this Amendment No. 1 is identical to the Prospectus included in the Registration Statement as filed with the Commission on January 7, 2000, which Prospectus is not separately included in this Amendment No. 1.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Securities and Exchange Commission Filing Fee..............$24,458.38

*Accountants' fees and expenses............................$10,000.00

*Legal fees and expenses...................................$50,000.00

*Miscellaneous.............................................$ 5,541.62

         Total.............................................$90,000.00

--------------------------
*        Estimated for purposes of this filing.

         The foregoing costs and expenses will be paid by the Company. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Neither the Company's Certificate of Incorporation, as amended, nor its Amended and Restated Bylaws provide for the indemnification of its officers and directors. Under Nevada's General Corporation Law, the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company (such as a shareholder derivative suit), by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may extend to expenses, including attorneys' fees, judgments, fines and amount paid in settlement actually and reasonable incurred by such person in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the Company or for amounts paid in settlement to the Company, unless the court in which the action or suit was brought, or another court of competent jurisdiction, determines that in view of all the circumstances, the person is fairly and reasonably entitled to be indemnified for such expenses.

         There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, and the Company is not aware of any pending or threatened litigation that may result in claims for indemnification by any officer, director, employee or other agent.

         The Company is in the process of purchasing Directors and Officers liability insurance to defend and indemnify directors and officers who are subject to claims made against them for their actions and omissions as directors and officers of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         In 1998, the Company issued 5,000,000 (pre-split) shares of Common Stock to Sheridan Reserve Incorporated for the acquisition of two mining interests pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

         In April 1998, the Company consummated a private placement of 1,000,000 (pre-split) units at a price of $0.50 per unit to 20 accredited investors pursuant to Rule 504 of Regulation D of the Securities Act of 1933, as amended. Each unit consisted of two shares of Common Stock and two Common Stock purchase warrants. Each Common Stock purchase warrant was exercisable for one (pre-split) share of Common Stock at an exercise price of $0.25 per share. The $500,000 aggregate issue price of the units was satisfied through the receipt by the Company of cash proceeds of $260,000 and the settlement of a non-interest bearing note of $240,000 that was due from the Company to Sheridan Reserve Incorporated.

         On October 13, 1998, the shareholders of the Company voted to effect a two-for-one stock split that increased the number of outstanding shares of Common Stock from 6,000,000 to 12,000,000 and increased the number of
outstanding   Common  Stock  purchase  warrants  from  1,000,000  to  2,000,000.
Accordingly, the exercise price of the Common Stock purchase warrants was reduced to $0.25 per share. Subsequently, 1,580,000 of the Common Stock purchase warrants were exercised at $0.25 each for cash proceeds of $395,000. The remaining 420,000 Common Stock purchase warrants expired.

         On January 29, 1999, the Company consummated the acquisition of Virtual Performance Systems, Inc. for 1,500,000 shares of InfoCast Canada which are exchangeable on a one-for-one basis for shares of Common Stock of the Company to 17 persons pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

         On February 8, 1999, the Company issued options to purchase 2,250,000 shares of Common Stock at an exercise price of $1.00 per share pursuant to the Company's 1998 Stock Option Plan. Such options were issued to the Company's directors, officers and consultants.

         In March 1999, the Company consummated a private placement financing pursuant to which it issued 2,767,334 shares of Common Stock to 25 non-U.S. persons for an aggregate offering price of $4,151,001 pursuant to Regulation S of the Securities Act of 1933, as amended.

         In March 1999, the Company consummated a private placement financing pursuant to which it issued 265,002 shares of Common Stock to Paul Kalvin, George and Angela Shafran, Tom Shafran, Robert L. Frome, Jeffrey and Renee Spindler, Douglas W. Fitzgerald and Amy Ladd, Marc Schinderman, Gary L. Roberts, Alan DeClerck and David Olson, all of whom were accredited investors for an aggregate offering price of $397,503 pursuant to Regulation D of the Securities Act of 1933, as amended.

         Pursuant to an agreement dated March 22, 1999, the Company issued 60,000 shares of Common Stock to Thomson Kernaghan & Co. Limited, a financial investment consulting firm, for assistance in securing additional financing over the following year.

         On May 13, 1999, the Company consummated the acquisition of HomeBase Work Solutions for 3,400,000 shares of InfoCast Canada which are exchangeable on a one-for-one basis for shares of Common Stock of the Company to 51 persons pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

         In June and October 1999, the Company issued warrants to purchase 25,000 and 12,500 shares of Common Stock at an exercise price of $7.00 and $8.75 per share, respectively, to the Poretz Group, an investor relations consulting firm, in consideration for ongoing investor relations consulting services. The Company may issue warrants to purchase an additional 62,500 shares of Common Stock to such firm for similar services to be rendered.

         In June 1999, in return for consulting services in respect of the development of the Company's virtual call center application and the InfoCast corporate name, the Company issued warrants to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $7.00 per share to each of Tsun Chow, Armin Roeseler, Paul Prabhaker and John J.
Malley.

         On June 1, 1999, the Company issued options to purchase 1,180,500 shares of Common Stock to officers, employees, consultants and advisors under the 1999 Stock Option Plan and options to purchase 750,000 shares of Common Stock to James Leech, its President, Chief Executive Officer and a director of the Company.

         On June 24, 1999, the Company consummated a private placement financing pursuant to which it issued 420,000 shares of Common Stock and warrants to purchase 70,000 shares of Common Stock at an exercise price of $7.00 per share to Canadian Advantage LT partnership for an aggregate offering price of $2,100,000 pursuant to Regulation D of the Securities Act of 1933, as amended.

         From July to December 22, 1999, the Company issued 1,879,000 shares of Common Stock in a private placement financing for an aggregate offering price of $10,334,550 to 81 non-U.S. persons pursuant to Regulation S of the Securities Act of 1933, as amended. The Company may issue up to an additional 500,000 shares of Common Stock to non-U.S. persons for an aggregate offering price of $3,000,000 in such offering.

         In October 1999, the Company issued options to purchase 60,000 shares of Common Stock at an exercise price of $8.25 per share to Howard Nichol, an investor relations consultant for services, including assisting the Company with communications with and presentations to stock brokers, analysts and private and institutional investors, providing access to financial media and introducing the Company to potential acquisition or alliance opportunities.

         On November 19, 1999, the Company issued options to purchase an aggregate of 400,000 shares of Common Stock to Carl Stevens, Christopher Rouse and Jennifer Scoffield, officers of the Company, under the 1999 Stock Option Plan.

         On December 8, 1999, the Company issued options to purchase 375,000 shares of Common Stock to Herve Seguin, the Company's Chief Financial Officer, and three employees of the Company.

ITEM 16.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits

    *3.1       Articles of Incorporation, as amended, of the Company.

    *3.2       Amended and Restated By-laws of the Company.

    *4.1       Specimen Certificate of the Company's Common Stock.

    *4.2       Form of 1998 Stock Option Plan ("1998 Plan").

    *4.3       Form of Option Grant Letter under 1998 Plan.

    *4.4       Form of 1999 Stock Option Plan ("1999 Plan").

    *4.5       Form of Option Grant Letter under 1999 Plan.

    *4.6 Option Agreement dated June 1, 1999, by and between the Company and James William Leech.

    *4.7 Warrant to Purchase 50,000 shares of Common Stock dated June 24, 1999, issued to Thomson Kernaghan and Co. Ltd.

    *4.8 Warrant to Purchase 20,000 shares of Common Stock dated June 24, 1999, issued to Thomson Kernaghan and Co. Ltd.

    *4.9 Warrant to Purchase 25,000 shares of Common Stock dated May 31, 1999 issued to the Poretz Group.

    *4.10      Provisions   Attaching  to  Common  Shares  of  InfoCast   Canada
               Corporation.

    *4.11 Exchange Agreement dated as of May 13, 1999 by and among the Company, InfoCast Canada Corporation, HomeBase Work Solutions Ltd. and the Shareholders.

    *4.12 Support Agreement dated as of May 13, 1999 by and among the Company, InfoCast Canada Corporation, HomeBase Work Solutions Ltd., and the Shareholders.

    *4.13 Warrant to Purchase 12,500 shares of Common Stock dated October 6, 1999 issued to the Poretz Group.

    **5.1      Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

    *10.1      Letter  Agreement dated March 17, 1999, from the Company to Sandy
               Walsh.

    *10.2 Employment to Agreement dated August 5, 1999, by and between the Company and James William Leech.

    *10.3 Consulting Agreement dated December 1, 1998, by and between the Company and Three Hundred & Sixty Degrees, Inc.

    *10.4 Consulting Agreement dated March 22, 1999, by and between the Company and Thomson Kernaghan & Co. Ltd.

    *10.5 Consulting Agreement dated April 15, 1999, by and between the Company and Michael Baybak and Company, Inc.

    *10.6 Letter Agreement dated June 15, 1999, by and between the Company and Lasso Communications Inc.

    *10.7 Advertising Services Agreement dated July 1, 1999, by and between the Company and Lasso Communications Inc.

    *10.8 Release dated July 14, 1999, by and among the Company, Lasso Communications Inc., James Hines and Michael Gruber.

    *10.9 Memorandum of Understanding dated June 7, 1999, by and between the Company and Willow CSN.

    *10.10 Summary of Terms and Conditions dated April 21, 1999, by and between the Company and CosmoCom, Inc.

    *10.11 Agreement of Purchase and Sale dated as of November 17, 1998, by and between Advanced Systems Computer Consultants, Inc. and Cheltenham Technologies (Bermuda) Corporation.

    *10.12 Asset Sale Agreement dated as of November 23, 1998, by and between Grant Reserve Corporation and Cherokee Mining Company.

    *10.13 Pledge Agreement dated as of November 25, 1998, by and between Grant Reserve Corporation and Cherokee Mining Company.

    *10.14 Agreement dated as of May 18, 1999, by and between the Company and Call Center Learning Solutions, Inc.

    *10.15 Distribution Agreement dated as of March 12, 1999, by and between the Company and ITC Learning Corporation.

    *10.16 License Agreement dated June 29, 1999, by and between the Company and ITC Learning Corporation.

    *10.17 Letter Agreement dated March 24, 1999, by and between the Company and Applied Courseware Technology, Inc.

    *10.18 General Security Agreement dated March 25, 1999, by and between InfoCast Canada Corporation and Applied Courseware Technology, Inc.

    *10.19 Memorandum of Understanding dated August 28, 1998, by and between Home Base Work Solutions Ltd. and Shaw Fiberlink Ltd.

    *10.20 Licensing and Distribution Agreement dated March 7, 1999, by and between HomeBase Work Solutions Ltd. and Facet Decision Systems, Inc.

    *10.21     Licensing and Distribution Agreement dated March 30, 1999, by and
               between   HomeBase  Work  Solutions  Ltd.  and  Facet   Petroleum
               Solutions, Inc.

    *10.22 Share Purchase Agreement dated as of May 13, 1999, by and among the Company, InfoCast Canada Corporation, HomeBase Work Solutions Ltd. and the Shareholders named therein.

    *10.23 General Security Agreement dated March 25, 1999, by and between InfoCast Canada Corporation and HomeBase Work Solutions, Ltd.

    *10.24 Letter Agreement dated May 1999 (date unspecified), by and among the Company and Darcy Galvon, Ken MacLean and Sean Fleming.

    *10.25 Master Lease Agreement dated June 25, 1998, by and between HomeBase Work Solutions, Ltd. and Sun MicroSystems.

    *10.26 Memorandum of Agreement dated July 31, 1997, by and between Virtual Performance Systems Inc.

    *10.27 Letter Agreement dated November 27, 1998, by and among Grant Reserve Corporation, Sheridan Reserve Corporation and Virtual Performance Systems Inc.

    *10.28 Share Purchase Agreement dated as of January 29, 1999, by and among InfoCast Canada Limited, Virtual Performance Systems Inc. and the Selling Shareholders named therein.

    *10.29 Letter Agreement dated May 18, 1999, by and between the Company and Satish Kumeta.

    *10.30     Letter of  Engagement  dated  October 21, 1999,  by and among the
               Company,   N.M.   Rothschild  &  Sons  Canada  Limited  and  N.M.
               Rothschild & Sons (Washington) LLC.

    *10.31 Letter of Understanding by and between the Company and AT&T Canada Long Distance Services Company.

    *10.32     Memorandum of Engagement  dated  December 10, 1998 by and between
               the  Company  and  College   Boreal   D'Arts   Appliques   et  de
               Technologie.

    *10.33 Assignment of Contract and Assumption of Liability dated October 19, 1999 by and between the Company and High Performance Group, Inc.

***10.34 Employment Agreement dated December 6, 1999 by and between the Company and Herve Seguin.

***10.35 Employment Agreement dated October 1, 1999 by and between InfoCast Canada Corporation and Christopher Rouse.

****10.36      Employment  Agreement  dated November 29, 1999 by and between the
               Company and Carl Stevens.

***10.37 Strategic Alliance Agreement dated November 29, 1999 by and between the Company and TManage, Inc.

    *16.1 Letter from Jackson & Rhodes, P.C. relating to change of accountants, dated September 3, 1999.

    *21.1      List of Subsidiaries.

***23.1        Consents of Ernst & Young LLP, independent public accountants.

***24          Power of attorney.

    *27.1.1    Financial Data Schedule.

    *27.1      Financial Data Schedule.

    *27.2      Financial Data Schedule.

    *27.3      Financial Data Schedule.

    *27.4      Financial Data Schedule.

------------
* Incorporated herein by reference from Exhibits to the Company's Registration Statement on Form 10 (File No. 0-27343).

**             To be filed by amendment.

***            Previously filed.

****           Filed herewith.


    (b)        Financial Statement Schedules.  None required.

ITEM 17.       UNDERTAKINGS


The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (i) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (ii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in Toronto, Canada, on January 12, 2000.


                                        INFOCAST CORPORATION


                                        By: /s/ A. Thomas Griffis
                                            -------------------------
                                             A. Thomas Griffis
                                             Co-chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated

Signature / Title                                                     Date
-----------------                                                     ----


By: /s/ A. Thomas Griffis                                       January 12, 2000
    ---------------------
      A. Thomas Griffis
      Co-Chairman of the Board, Director

By:  /s/  Darcy Galvon *
     ---------------------
      Darcy Galvon                                              January 12, 2000
       Co-Chairman of the Board, Director

By:  /s/ James Leech *
     -----------------
      James Leech
      Chief Executive Officer, Director                         January 12, 2000
      (Principal executive officer)

By:  /s/ Herve Seguin*
     -----------------
      Herve Seguin
      Chief Financial Officer                                   January 12, 2000
      (Principal financial and accounting officer)

By:  /s/ Michael Sheehan*
     --------------------
      Michael Sheehan
      Vice President, Virtual Call Center, Director             January 12, 2000

By:  /s/ James Hines*
     ----------------
      James Hines
      Executive Vice President, Director                        January 12, 2000

By:  /s/ George Shafran*
     -------------------
      George Shafran                                            January 12, 2000
      Director
                                                                January 12, 2000

By: /s/ A. Thomas Griffis
    ----------------------
    A. Thomas Griffis
    Attorney-In-Fact